Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                         Quarter     Six Months
                                                        -----------------------
                                                           Ended July 3, 1999
                                                        -----------------------


Numerator:
Net income available to common shareholders...........  $  81,919     $ 294,885
                                                        =========     =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding for
basic net income per share
Common stock..........................................  1,739,356     1,753,944
                                                        =========     =========
Net income per common share - basic...................       $.05          $.17
                                                             ====          ====

Diluted earnings per share
--------------------------
Weighted average number of shares outstanding for
diluted net income per share
Common stock .........................................  1,739,356     1,753,944
Effect of dilutive securities - stock options (1) ....     30,033        28,037
                                                        ---------     ---------
Weighted average number of shares outstanding for
diluted net income per share..........................  1,769,389     1,781,981
                                                        =========     =========
Net income per common share - diluted..................      $.05          $.17
                                                             ====          ====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.